Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the

CONSTELLATION BRANDS, INC.

LONG-TERM STOCK INCENTIVE PLAN

Name of Participant:

Date of Grant:

Number of Units:

Value of Each Unit on Date of Grant:

Initial Vesting Date: [Vesting Date]

Constellation Brands, Inc. (the “Company”) hereby awards to the designated participant (“Participant”), Restricted Stock Units under the Company’s Long-Term Stock Incentive Plan (the “Plan”). The principal features of this Award are set forth above, including the date of grant of the Restricted Stock Units (the “Grant Date”). This Award shall be effective on the Grant Date. The Restricted Stock Units consist of the right to receive shares of Class A Common Stock, par value $.01 per share, of the Company (“Shares”) and are subject to the provisions of the Terms and Conditions of the Agreement and the Appendix, if any, (together, the “Agreement”).

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. FOR EXAMPLE, IMPORTANT ADDITIONAL INFORMATION ON VESTING AND FORFEITURE OF THE RESTRICTED STOCK UNITS COVERED BY THIS AWARD IS CONTAINED IN SECTIONS 2 THROUGH 7 OF THE TERMS AND CONDITIONS. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF RESTRICTED STOCK UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT. IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE GRANT DATE SET FORTH ABOVE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AGREEMENT

1.    Grant.  The Company hereby awards to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services, an Award of Restricted Stock Units as of the Date of Grant specified above, subject to all of the terms and conditions in the Agreement and the Plan.

2.    Vesting Schedule.

(a)    Service.  Except as otherwise provided under this Agreement, the Restricted Stock Units shall vest in accordance with the following vesting schedule: 25% of the Restricted Stock Units shall vest on the Initial Vesting Date specified above (the “Initial Vesting Date”); an additional 25% of the Restricted Stock Units shall vest on the first anniversary of the Initial Vesting Date; an additional 25% of the Restricted Stock Units shall vest on the second anniversary of the Initial Vesting Date; and the remaining balance of the Restricted Stock Units shall vest on the third anniversary of the Initial Vesting Date (the “Final Vesting Date”); provided, in each case, that the Participant remains in continuous employment with the Company or its Subsidiaries until such date.

(b)    Death or Disability.  If the Participant dies or incurs a RSU Disability (as defined below) while employed by the Company or its Subsidiaries prior to the Final Vesting Date, any Restricted Stock Units that have not vested prior to the date of the Participant’s death or RSU Disability shall immediately vest. “RSU Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)    Change in Control.  The Restricted Stock Units are subject to the following rules in the event the Participant remains in continuous employment with the Company or its Subsidiaries until the date of a change in control described in this subsection, which rules shall apply in lieu of the default Change in Control provisions under the Plan. Upon the occurrence of an event that: (A) occurs before the Final Vesting Date; (B) is a Change in Control; and (C) constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A and the Treasury regulations and guidance issued thereunder (a “RSU Change in Control”), any Restricted Stock Units that have not vested prior to the date of the RSU Change in Control shall immediately vest.

(d)    Retirement.  Subject to the requirements of Section 7(c), if the Participant ceases to be employed by the Company and its Subsidiaries prior to the Final Vesting Date as a result of the Participant’s Retirement at any time on or after November 1, 20__, any Restricted Stock Units that have not vested prior to the date of the Participant’s Retirement shall immediately vest on such Retirement. For purposes of this Agreement:

(i)    “Retirement” means the Participant ceases to be employed by the Company and its Subsidiaries for any reason other than Cause, death or disability (including but not limited to a RSU Disability) on or after the date the Participant attains Retirement Eligibility with respect to this Award;

(ii)    “Retirement Eligibility” with respect to this Award means a Participant attaining age sixty (60) and completing ten (10) Full Years of continuous employment with the Company and its Subsidiaries; and

(iii)    “Full Year” means a twelve-month period beginning on the date of the Participant’s commencement of service for the Company or a Subsidiary and each anniversary thereof.

The Participant’s continuous employment with the Company and its Subsidiaries shall be determined by the Committee in its sole discretion (subject to Section 6 and other applicable requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”), to the extent applicable).

(e)    Leave of Absence. Unless otherwise determined by the Committee or required under Section 409A, an authorized leave of absence pursuant to a written agreement or other leave entitling the Participant to reemployment in a comparable position by law or Rule shall not constitute a termination of employment for purposes of the Plan and shall not interrupt the Participant’s continuous employment with the Company and its Subsidiaries unless the Participant does not return at or before the end of the authorized leave or within the period for which re-employment is guaranteed by law or Rule.

(f)    Each date on which the Restricted Share Units (or portion thereof) vest in accordance with this Agreement shall be considered a “Vesting Date”.

3.    Committee Discretion.  The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A, may not be accelerated except as otherwise permitted under Section 409A. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.

4.    Forfeiture.  Notwithstanding any default provision in the Plan to the contrary, subject to all applicable laws, if the Participant ceases to be employed by the Company or its Subsidiaries for any reason (including, but without limitation, an event that results in the entity employing the Participant to cease to be the Company or a Subsidiary) before the occurrence of a vesting event set forth in Section 2 above, any unvested Restricted Stock Units shall be forfeited to the Company.

5.    Death of Participant.  Any distribution or delivery to be made to the Participant under the Agreement shall, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if either no beneficiary survives the Participant or the Committee does not permit beneficiary designations, to the administrator or executor of the Participant’s estate. Any designation of a beneficiary by the Participant shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.    Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that any delivery of Shares to the Participant is made upon, or as a result of the Participant’s termination of employment (other than as a result of death), and the Participant is a “specified employee” (as that term is defined under Section 409A) at the time the Participant becomes entitled to delivery of such Shares, and provided further that the delivery of such Shares does not otherwise qualify for an applicable exemption from Section 409A, then no such delivery of such Shares shall be made to the Participant under this Agreement until the date that is the earlier to occur of: (i) the Participant’s death, or

(ii) six (6) months and one (1) day following the Participant’s termination of employment (the “Delay Period”). For purposes of applying the provisions of Section 409A, each group of 25% of the total Restricted Stock Units granted hereunder that would normally vest on the Initial Vesting Date and each anniversary of the Initial Vesting Date thereafter under Section 2(a) shall be treated as a separate payment. For purposes of this Agreement, to the extent the Restricted Stock Units (or applicable portion thereof) are subject to the provision of Section 409A, the terms “ceases to be employed”, “termination of employment” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A.

Restricted Stock Units are generally intended to be exempt from Section 409A as short-term deferrals and, accordingly, the terms of this Agreement shall be construed to preserve such exemption. To the extent that Restricted Stock Units granted under this Agreement are subject to the requirements of Section 409A, this Agreement shall be interpreted and administered in accordance with the intent that the Participant not be subject to tax under Section 409A. Neither the Company nor any of its Subsidiaries, shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A, unless otherwise specified.

7.    Settlement of Restricted Stock Units.

(a)    Status as a Creditor.  Unless and until Restricted Stock Units have vested in accordance with Section 2 above, the Participant will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Participant is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.

(b)    Form and Timing of Settlement.  Restricted Stock Units will be settled in the form of Shares upon the vesting of the Restricted Stock Units pursuant to Sections 2 and, if applicable, 6 above. Fractional Shares will not be issued upon the vesting of Restricted Stock Units. Where a fractional Share would be owed to the Participant upon the vesting of Restricted Stock Units, a cash payment equivalent will be paid in place of any such fractional Share. Upon issuance, Shares will be electronically transferred to an account in the Participant’s name at the provider then administering the Plan as it relates to the Restricted Stock Units. Subject to Section 7(c), the Shares to be issued upon settlement will be issued as soon as practicable to the Participant following each Vesting Date; provided that:

(i)    such Shares will be issued no later than the date that is two and a half (2.5) months from the end of the later of (i) the Participant’s tax year that includes the Vesting Date, or (ii) the Company’s tax year that includes the Vesting Date; and

(ii)    for any Restricted Stock Units for which the Vesting Date is after the date the Participant attains Retirement Eligibility and which would constitute a “deferral of compensation” under Section 409A, Shares will be issued:

(A)    on the applicable Vesting Date, as described in 2(a);

(B)    on the thirtieth (30th) day following the Participant’s termination of employment as a result of Retirement, on or after November 1, 20__, subject to the Delay Period (as described in Section 6) and the release (as described in Section 7(c)) to the extent applicable;

(C)    within thirty (30) days following a RSU Change in Control with respect to Restricted Stock Units that vest as a result of a RSU Change in Control; or

(D)    in the event of a Participant’s death or RSU Disability, within thirty (30) days of the date of death or RSU Disability.

(c)    Execution of Separation Agreement and Release.  The Company may require, in its sole discretion, that Shares to be delivered as a result of the Participant’s Retirement shall only be delivered if the Participant executes and delivers to the Company, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the Participant may have through the date of such release against the Company or its affiliates and such release becoming legally effective and not subject to revocation within thirty (30) days following the Participant’s termination of employment. To the extent applicable, if the requirements of the preceding sentence have not been met, the Participant will not be entitled to receive any Shares under any Restricted Stock Unit that would otherwise vest as a result of the Participant’s Retirement. The provisions of this Section 7(c) shall not affect the timing of the issuance of Shares provided under Section 7(b)(ii)(B).

(d)    Clawback. If the Company subsequently determines that it is required by law to include an additional “clawback” or “recoupment” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision shall also apply to this Award, as applicable, as if it had been included on the Date of Grant.

8.    Tax Liability & Withholding. The Company or one of its Subsidiaries shall assess and withhold any federal, state or local income taxes, social security taxes, or other employment withholding taxes that may arise or be applicable in connection with the Participant’s participation in the Plan, including, without limitation, any tax liability associated with the grant or vesting of the Restricted Stock Units or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or the Subsidiary’s actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability.

The Participant acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one of its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued to the Participant upon settlement of the vested Restricted Stock Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Subsidiary. If the Company or a Subsidiary does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Participant’s wages or other compensation paid to the Participant by the Company or the Subsidiary, the Participant agrees to pay the Company or the Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or the Subsidiary. Notwithstanding anything to the contrary in the Plan, the Participant shall not be entitled to satisfy any Tax Liability or withholding obligations that arise as a result of this Agreement by delivering to the Company any shares of capital stock of the Company.

9.    Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.

10.    Acknowledgments.  The Participant acknowledges and agrees to the following:

(a)    The Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time.

(b)    The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if the Restricted Stock Units have been granted repeatedly in the past.

(c)    All determinations with respect to such future Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Committee.

(d)    The Participant’s participation in the Plan is voluntary.

(e)    The future value of the Shares is unknown and cannot be predicted with certainty.

(f)    No claim or entitlement to compensation or damages arises from the termination or forfeiture of the Award, termination of the Plan, or diminution in value of the Restricted Stock Units or Shares and the Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

(g)    Neither the Plan nor the Restricted Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist.

(h)    Nothing in the Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or the Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant under applicable law.

(i)    The transfer of the employment of the Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of service.

(j)    Nothing herein contained shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other Participant welfare plan or program of the Company or any Subsidiary.

(k)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l)    The Company reserves the right to impose other requirements on participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable Rule or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.    Changes in Stock.  In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s Class A Common Stock, par value $.01, shall be increased, reduced or otherwise changed, the Restricted Stock Units shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

12.    Address for Notices.  All notices to the Company shall be in writing and sent to the Company’s General Counsel at the Company’s corporate headquarters. Notices to the Participant shall be addressed to the Participant at the address as from time to time reflected in the Company’s employment records as the Participant’s address.

13.    Transferability.  The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Units in any manner until the Shares are issued to Participant upon settlement. Following settlement and issuance of Shares, in the event the Company permits Participant to arrange for sale of Shares through a broker or another designated agent of the Company, Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with Section 12 of the Agreement. The Participant may only sell such Shares in compliance with such notification by the Company.

14.    Binding Agreement.  Subject to the limitation on the transferability of this Award contained herein, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.    Plan Governs.  The Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of the Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

16.    Governing Law.  The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, regardless of the law that might be applied under principles of conflict of laws.

17.    Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

18.    Severability.  In the event that any provision in the Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement.

19.    Modifications to the Agreement.  The Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing the Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to the Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

20.    Amendment, Suspension or Termination of the Plan.  By accepting this Award, the Participant expressly warrants that he or she has received a right to an equity based award under the Plan,

and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

21.    Compliance with Laws and Regulations; General Restrictions on Delivery of Shares.  The Participant understands that the vesting of the Restricted Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Subsidiary) and the Participant with all applicable requirements under the laws, and Rules as may be applicable to the Participant. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with the laws and Rules of the country of which the Participant is a resident.

The Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares until it has been furnished with such opinions, representations or other documents as it may deem necessary or desirable, in its discretion, to ensure compliance with any law or Rules of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan or over the Company, the Participant, or the Shares or any interests therein. The Award of Restricted Stock Units evidenced by the Agreement is also subject to the condition that, if at any time the Committee administering the Plan shall determine, in its discretion, that the listing, registration or qualification of the Shares (or any capital stock distributed with respect thereto) upon the New York Stock Exchange (or any other securities exchange or trading market) or under any United States state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the Award of Restricted Stock Units evidenced by the Agreement or the issuance, transfer or delivery of the Shares (or the payment of any dividends or other distributions related to the Shares), the Company shall not be required to transfer or deliver any Shares or dividends or distributions relating to such Shares unless such listing, registration, qualification, consent or approval shall have been effected or obtained to the complete satisfaction of the Committee and free of any conditions not acceptable to the Committee.

22.    Authorization to Release and Transfer Necessary Personal Information.  The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer of personal data. The Company and its Subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its related entities may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or to other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to the Award or otherwise). The Participant further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her human resources representative.

23.    Electronic Delivery and Execution.  The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Participant understands that, unless revoked by the Participant by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Participant also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.